BEDLAM ASSET MANAGEMENT
                                 CODE OF ETHICS

CONTENTS

      1.    Introduction
      2.    Compliance with Laws and Regulations
      3.    Conflicts of Interest
      4.    Gifts and Entertainment Related to Company Business
      5.    Confidential Information
      6.    Personal Dealing
      7.    Insider Trading
      8.    Fair Dealing
      9.    Safeguarding Assets and Property
      10.   Administration and enforcement of the Code

            1. INTRODUCTION

      The Code of Ethics (the "Code") sets out basic principles to guide the day to day business activities of directors, officers and employees ("Supervised Persons" as defined in the Investment Advisors Act 1940) of Bedlam Asset Management (the "Company" or "Bedlam"). Underlying this Code is the objective that Bedlam expects all supervised persons to maintain the highest standards of integrity and conduct in order to meet their respective duties and obligations and to enable Bedlam to meet its own fiduciary responsibilities. The Code is designed to ensure compliance with all applicable federal securities laws.

      Every director, office and employee of Bedlam must read, acknowledge receipt and understanding of and retain this Code. If they become aware of any violations of the Code they are required to report the violation to Bedlam's compliance officer.

            2. COMPLIANCE WITH LAWS AND REGULATIONS

      Bedlam Asset Management expects all its Supervised Persons to comply with both the letter and the spirit of all laws, rules and regulations applicable to its operation and businesses. While no Supervised Person is expected to be an expert on all applicable laws and regulations they are expected to know them well enough to recognise when an issue arises and if in doubt to seek guidance from the Compliance Officer.

            3. CONFLICTS OF INTEREST.

      We are required to:

      i.    Take all reasonable steps to identify conflicts of interest between:

            a.    Bedlam (or a linked entity) and its clients.

            b.    one client and another or

            c. an employee's private interests and those of Bedlam or its clients,

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      ii.   Maintain and operate effective organisational and administrative arrangements with a view to taking all reasonable steps designed to prevent conflicts of interest from constituting or giving rise to a material risk of damage to the interests of our clients.

      iii. Disclose the general nature and/or the sources of the conflicts of interest for the client, where the arrangements to manage a conflict of interest are not sufficient to ensure, with reasonable confidence, that the risks of damage to the interests of a client will be prevented.

IDENTIFICATION OF CONFLICTS

When identifying potential conflicts of interest, Bedlam will take into account whether the firm or an employee:

      i. Is likely to make a financial gain, or avoid a loss, at the expense of the client.

      ii. Has an interest in the outcome of a service provided to the client or of a transaction carried out on behalf of the client, which is distinct from the client's interest in that outcome.

      iii. Has a financial or other incentive to favour the interests of another client or group of clients over the interests of the client.

      iv.   Carries on the same business as the client.

      v. Receives or will receive from a person other than the client an inducement in relation to a service provided to the client, in the form of monies, goods or services, other than the standard commission or fee for that service.

MANAGEMENT OF CONFLICTS

Bedlam maintains a number of relevant and related policies and procedures.

GENERAL ISSUES

      i. Transparency: Bedlam has an embedded culture and practice of transparency through client communications including its website which provides openness of activity to scrutiny.

      ii. Lack of conflict between funds: Bedlam does not operate funds where intra fund trading occurs. Thus no one Bedlam fund can gain from trading activity at the expense of another.

      4. GIFTS AND ENTERTAINMENT RELATED TO COMPANY BUSINESS

Bedlam's directors and employees must not solicit or accept any gift, entertainment or benefit which may be regarded as an inducement which is likely to influence their business judgement, or to conflict significantly with any duty owed to the Company or its customers. Similarly, they must not offer or give any gift, entertainment or benefit which may be regarded as an inducement which is likely to place their counterparties or customers in a similar position.

Directors and employees are expressly prohibited from: offering, giving, soliciting or receiving, money or cash.

The Financial Services Authority (FSA) Rules prohibit the accepting and giving of any inducement that is likely to cause a conflict of interest between the duties, which a firm and its staff owes to customers and the recipient or donor of the gift. Business-related gifts and/or hospitality may be given or received provided there is no intention or likelihood that they would affect or appear to influence the business judgement of the recipient or place the recipient under any obligation to the donor.

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      5. CONFIDENTIAL INFORMATION

All Bedlam employees shall take care in maintaining the confidentiality of any confidential information about Bedlam, or its investment clients. Exceptions to this may occur if disclosure is authorised by the client, if disclosure is required by law or if the information concerns illegal activities on the part of the client or prospective client.

      6. PERSONAL ACCOUNT DEALING

All regulated firms are required by the FSA to have in place comprehensive rules covering the personal account dealing of all its staff members. The rules are in place to protect the reputation of regulated firms and their staff from allegations of impropriety. The rules apply to directors and all staff of Bedlam Asset Management and to connected persons of these individuals.

      i. Permission from the Compliance Officer or Managing Director must be obtained before making or disposing of investments for the following accounts

            o     That of the staff member, including SIPP schemes

            o     That of a spouse

            o     Those of their children who are under the age of 18

            o Those involving any trust, private company or arrangement with another party in which the staff member or spouse has influence regarding investment decisions.

            o     If in doubt ask the Compliance Officer.

      ii. The staff member must complete a `Personal Dealing Request' form supplied by the Compliance Officer and obtain approval before dealing. The request is valid for 7 days. Following the execution of the approved transaction a duplicate contract note must be passed to the Compliance Officer within five working days of the date of the transaction, or where holdings are held with custodians then written confirmation of the transaction and an annual statement must be provided.

      7. INSIDER TRADING

All employees are prohibited, both by law and Company policy, from engaging in any securities transaction for their own benefit or for the benefit of others while in possession of "un-published, price sensitive" information concerning such securities. (To avoid any doubt, in the US this is known as Material Non-Public information)

Information is "unpublished" until it has ben effectively communicated to the marketplace. For example information appearing in the Financial Times, The Wall Street Journal or other publications of general circulation would be considered public as would information released to a recognised Stock Exchange or announced by a company at a presentation.

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      8. FAIR DEALING

We are committed to acting at all times in our customers best interests. With a policy of openness and transparency, any conflicts of interest that do arise are managed without prejudice to the interests of our customers, and we have well-defined internal policies and procedures that are embedded and supported at all levels across the company. Bedlam (probably) more than other fund managers has always made strong efforts in this area with unique transparency including monthly factsheets, investment bulletins, newsletters, investment information on the website and access to fund managers.

Bedlam has a policy of "Treating Customers Fairly" that amongst other this specifically requires that:

      i. Customers should clearly understand the nature of the services we provide, including our terms, conditions and charges.

      ii. Customers must clearly understand our products and the risks inherent in the markets in which we operate.

      iii. We must communicate in an open, transparent and easily understandable manner and have a clear understanding of Customers' investment objectives and investment experience.

      iv. We will not promise to provide services we are not able or equipped to deliver.

      v. Training and Competence programmes must embed the concept of "Treating Customers Fairly" within our corporate culture.

      vi.   Our complaints procedure must be clear, unambiguous and impartial.

      vii. We must be able to measure the effectiveness of our policies of treating customers fairly.

      9. ANTI MONEY LAUNDERING RESPONSIBILITIES.

All employees are required to undergo anti-money laundering training in order to understand the possible situations in which money laundering may occur and the possibility of encountering suspicious transactions.

It is the responsibility of each employee to report any suspicious transactions to the money laundering officer.

      10. ADMINISTRATION AND ENFORCEMENT OF THE CODE

Every Bedlam Employee is required to ensure his or her own compliance with this code. Employees need to certify annually that the have read, understood and complied with the Code, that they have made all reports required by the code and have not engaged in any prohibited conduct.